th Floor
TD Commercial National Accounts TD Tower, 66 Wellington Street West, 12th Floor Toronto, Ontario M5k 1A2 Telephone No.: 416-307-0235 Fax No.: 416 982 6076

July 13, 2021

RENIN CANADA CORP.

RENIN US LLC

110 Walker Drive

Brampton, Ontario

L6T 4H6

Attention: Mr. Joe Ruffo, President and Chief Executive Officer

RE: First Amendment to the Loan Agreement

Dear Mr. Ruffo,

The following amending agreement (this "Amending Agreement") amends the terms and conditions of the credit facilities (the "Facilities" or the “Credit Facilities”) provided to the Borrower pursuant to the Loan Agreement dated October 22, 2020 between the Bank and the Borrower (the “Loan Agreement”).

BORROWER

RENIN CANADA CORP. ("Borrower A" or "RENIN CA")

RENIN US LLC("Borrower B" or "RENIN US")

GUARANTORS

RENIN HOLDINGS LLC("Guarantor A" or "HOLDINGS")

LENDERThe Toronto-Dominion Bank (the "Bank", the "Lender", "TD" or "TD Bank"), through its Commercial National Accounts branch, in Toronto, Ontario.

CREDIT LIMIT

1 (A) (B) The Credit Limit for Facility 1 (A) (B) is hereby deleted in its entirety and replaced with the following:

The lesser of:

i)

During the period beginning on the Effective Date (as later defined) of this Amending Agreement until December 31, 2021 (the “Bulge Period”), an amount equal to USD$24,000,000 (or its CAD$ equivalent), and at all other times from January 1st, 2022 until the Maturity Date, an amount equal to  USD$20,000,000 (or its CAD$ equivalent),

AND

ii)	The total of:
a)

85% of the Receivable Value, (net of discounts, rebates, over 90 day accounts, related party accounts and holdbacks) for Canadian and US companies with satisfactory Investment Grade credit ratings to the Bank, where “Investment Grade” refers to a company that maintains at least one rating of at least BBB-/Baa3 with S&P or Moody’s credit ratings services

AND

b)	80% of the Receivable Value (net of discounts, rebates, over 90 day accounts, related party accounts and holdbacks) for Canadian and US companies not included in paragraph a) above,

AND

c)

60% of the Inventory Value except that the amount calculated under c) will not exceed USD$10,000,000. Inventory Value to include raw materials and finished goods and goods in transit (GIT)* (to a maximum of USD$5,000,000), and to be net of returned inventory, defective inventory, damaged goods, inventory held outside Canada & USA, obsolete inventory, unsaleable inventory, GIT in excess of the above maximum limit and Slow-Moving Inventory**. For clarity, Inventory Value to be held in a warehouse where the Bank holds a landlord waiver, otherwise a deduction of three (3) months rent will be taken.

*GIT will be excluded from Inventory Value unless the Borrower obtains a marine/freight cargo policy with TD as loss payee.

** “Slow-Moving Inventory” is defined as inventory where part of such inventory has not been sold for greater than 12 months

In addition, the Credit Limit of Facility 1 (A) (B) is to be capped on a monthly basis at the lesser of: (a) During the Bulge Period only, USD$24,000,000 (or its CAD$ equivalent), and at all other times thereafter from January 1st, 2022 until the Maturity Date, USD$20,000,000 (or its CAD$ equivalent), and (b) the total as calculated under (ii) of the definition above based on the most recently provided monthly borrowing base certificate or compliance certificate from the prior period (the "Forward Margin").

ADMINISTRATION

FEE

A one-time fee of $15,000 to be paid by the Borrower upon execution of this Amending Agreement (the “Administration Fee”).

STANDBY FEE

In addition to the standby fee payable under the Loan Agreement, during the Bulge Period the Borrower shall also pay a standby fee on the average daily unused amount of the undrawn portion of the increased Credit Limit of Facility 1,  payable on  the third Business Day following the last Business Day of fiscal quarters ending September and December 2021.

REPAYMENT

In addition to its repayment obligations under the Loan Agreement, the Borrower shall pay (without any prepayment fee) to the Bank on the last business day of the Bulge Period the amount required to bring the outstanding drawdowns under Facility 1 into compliance with the reduced Credit Limit applicable to Facility 1 as of January 1st, 2022.

DISBURSEMENT

CONDITIONSUnless otherwise indicated or agreed upon with the Bank, the obligation of the Bank to permit any drawdown under this Amending Agreement shall only become effective upon the later to occur of (x) the Effective Date, and (y) the date upon which the Standard Disbursement Conditions contained in Schedule "A" to the Loan Agreement and the following additional Disbursement Conditions have been satisfied in the sole discretion of the Bank:

a)

The Borrower shall have delivered an updated Compliance Certificate dated as of the Effective Date confirming all representations and warranties under the Loan Agreement continue to be true as of the date of this Amending Agreement and confirming no default or Event of Default has occurred and is continuing as of the date of this Amending Agreement and that there has been no material adverse change in the property, assets, financial condition, business or operations of the Borrower since October 22, 2020;

b)

Payment of the one-time Administration Fee to the Bank and the legal fees, disbursements and applicable taxes of the Bank’s legal counsel in connection with the preparation and closing of this Amending Agreement;

c)	Execution and delivery of this Amending Agreement by the Borrower and Holdings.

NEGATIVE

COVENANTS

Section 1) of the Negative Covenants is hereby deleted in its entirety and replaced with the following:

1)

Make any Distributions* prior to June 30, 2022. Beginning July 1, 2022 Distributions are permitted provided: (i) no Event of Default has occurred and is continuing or will occur on a pre and post payment basis; and (ii) the Total Leverage Ratio remains <2.75x on a pre and post payment basis.

* “Distributions” are defined as dividends, share redemptions, repayment of shareholder or related party loans, and advances to shareholders or related parties.

FINANCIAL

COVENANTS

Financial Covenant (1) is hereby deleted in its entirety and replaced with the following:

The Borrowers and the Renin Group agree that at all times that the maximum Total Funded Debt to Consolidated Adjusted EBITDA Ratio ("Total Leverage Ratio") of the Renin Group shall not exceed:

o	4.25x at any time beginning upon the Effective Date of this Amending Agreement up to and including Dec 31, 2021;
o	stepping down to not exceed 3.75x beginning on January 1, 2022 up to and including March 31, 2022;
o	further stepping down to not exceed 3.50x beginning on April 1, 2022 up to and including June 30, 2022;
o	further stepping down to not exceed 3.00x beginning July 1st, 2022 and thereafter until the Maturity Date.

The Total Leverage Ratio is to be calculated based on the consolidated Renin Group and tested quarterly on a rolling four quarter basis.

“Total Funded Debt” is defined as all debts and liabilities for borrowed money including liabilities in respect of BAs/LIBOR and Letters of Credit/Guarantee, capital leases, contingent guarantees.

“Consolidated Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, plus/(minus) extraordinary losses/(gains), non-cash losses/(gains), plus the following:

a)	Normalization adjustments at closing up to USD $167,000 as supported by the September 2020 KPMG quality of earnings report;
b)	Non-recurring and identifiable expenses up to USD $1,000,000 incurred in connection with the Colonial Elegance Acquisition;
c)	Unrealized cost synergies expected to be realized within 24 months from closing (to be reasonably identifiable and factually supportable) up to USD $2,800,000.

Note the aggregate of (a), (b) and (c) not to exceed 25% of Consolidated Adjusted EBITDA for such period.

For clarity purposes, the historical EBITDA of Colonial Elegance Inc. (“CE”) shall be added back to Consolidated Adjusted EBITDA as follows:

a)	Q4 2020 : CE EBITDA of 9.5 months from January 1, 2020 to October 15, 2020
b)	Q1 2021 : CE EBITDA of 6.5 months from April 1, 2020 to October 15, 2020
c)	Q2 2021 : CE EBITDA of 3.5 months from July 1, 2020 to October 15, 2020
d)	Q3 2021 : CE EBITDA of 0.5 months from October 1, 2020 to October 15, 2020

[CE EBITDA as per the Compliance Certificate provided by the Borrowers on the Acquisition Closing Date is as follows:

a)	Q1 2020 (January 1, 2020 to March 31, 2020) – CAD$2,700,000
b)	Q2 2020 (April 1, 2020 to June 30, 2020) – CAD$1,913,000
c)	Q3 2020 until the Acquisition Closing Date:
i.	July 2020 – CAD$745,000
ii.	August 2020 – CAD$885,000
iii.	September 2020 Projected – CAD$983,000
iv.	October 2020 Projected – CAD$983,000]

Unless otherwise stated, the amendments outlined above in this Amending Agreement are in addition to the Terms and Conditions of the existing Loan Agreement. All other terms and conditions of the Loan Agreement remain unchanged and in full force and effect.

We ask that the Borrower sign and return the attached duplicate copy of this Amending Agreement to the Bank on or before July 13, 2021 which is the date the amendments will come into force (the “Effective Date”). Notwithstanding the foregoing, the Borrower’s continued use of the Credit Facilities or failure to repay the Credit Facilities in full after the Effective Date constitutes the Borrower’s acknowledgement and acceptance of this Amending Agreement.

ACCURACY OF

INFORMATION

The Borrower hereby represents and warrants that all information that it has provided to the Bank is accurate and complete respecting, where applicable:

(i)	The names of the Borrower's directors and the names and addresses of the Borrower's beneficial owners;
(ii)	The names and addresses of the Borrower's trustees, known beneficiaries and/or settlors; and
(iii)	The Borrower's ownership, control and structure.

The Borrower will provide, or cause to be provided, such updated information and/or additional supporting information as the Bank may require from time to time with respect to any or all the matters in the Borrower's foregoing representation and warranty.

The Borrower confirms that there has been no change to any of the above information provided to the Bank since October 22, 2020.

NOTICE

The address of the Bank for Notice under the Loan Agreement is hereby deleted in its entirety and replaced with the following:

In the case of the Lender, to:

The Toronto-Dominion Bank

TD Commercial Banking

TD Commercial National Accounts

TD Tower, 66 Wellington Street West, 12th Floor

Toronto, Ontario

M5K 1A2

Attention:  Sean Harrison, Director, National Accounts

Email:  Sean.harrison@td.com

RECONFIRMATION OF

SECURITY AND GUARANTEES

The Borrower and all Guarantors acknowledge and confirm that all security and guarantees granted or continued under the Loan Agreement shall continue to support the repayment and performance of all present and future indebtedness and liability of the Borrower and the grantor of the security or guarantee to the Bank under the Loan Agreement as amended by this Amending Agreement.

GENERAL

This Amending Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  This Amending Agreement may be executed in any number of counterparts, including by PDF counterparts and other electronic means, with each such PDF or electronic counterpart being equally effective as if executed by original wet ink signature.

Yours truly,

THE TORONTO-DOMINION BANK

/s/ Sean Harrison Sean Harrison Director, National Accounts	/s/ Robert Hish Robert Hirsh Senior Manager, Commercial Credit

TO THE TORONTO-DOMINION BANK:

RENIN CANADA CORP. hereby accepts the foregoing offer this 13th day of July, 2021.  The Borrower confirms that, except as may be set out above, the Credit Facilities detailed herein shall not be used by or on behalf of any third party.

/s/ Elizabeth Skinner Signature	/s/ Joseph Ruffo Signature

Elizabeth Skinner, VP Finance Print Name & Position	Joseph Ruffo, President & CEO Print Name & Position

TO THE TORONTO-DOMINION BANK:

RENIN US LLC hereby accepts the foregoing offer this 13th day of July, 2021.  The Borrower confirms that, except as may be set out above, the Credit Facilities detailed herein shall not be used by or on behalf of any third party.

/s/ Elizabeth Skinner Signature	/s/ Joseph Ruffo Signature

Elizabeth Skinner, VP Finance Print Name & Position	Joseph Ruffo, President & CEO Print Name & Position

cc. Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this Amending Agreement as a courtesy only.  The delivery of a copy of this Amending Agreement does not create any further obligation of the Bank to provide the guarantor(s) with notice of any changes to the Credit Facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the Credit Facilities, the establishment of new Credit Facilities or otherwise.  The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the guarantor.

Receipt acknowledged this 13 day of July, 2021

RENIN HOLDINGS LLC

/s/ Joseph Ruffo Signature

Joseph Ruffo
Chief Executive Officer
________________________________ Print Name & Position

.